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                                                                      Exhibit 18


                      CORT Business Services Corporation
                             4401 Fair Lakes Court
                           Fairfax, Virginia  22033

                               January 14, 2000

Anthony J. Bellerdine



Dear Mr. Bellerdine:

          With respect to the letter agreement dated March 25, 1999 (the "Agreement") between CORT Business Services Corporation (the "Company") and you regarding a Change of Control (as defined therein), you and we agree as set forth below.

          1. Paragraph five of the Agreement shall be deleted and replaced as follows:

              This letter agreement shall terminate on June 30, 2000 if no Change of Control has occurred by such date.

          2. All of the other provisions of the Agreement shall remain unchanged.

          If the foregoing accurately sets forth our understanding with respect to the subject matter set forth above, please sign below and return an executed copy of this letter to Frances Ann Ziemniak at the Company.

                                        Very truly yours,

                                        CORT BUSINESS SERVICES CORPORATION

                                         By:    /s/ Frances Ann Ziemniak
                                             ------------------------------
                                             Name:  Frances Ann Ziemniak
                                             Title: Executive Vice President
                                                    and Chief Financial Officer


Agreed and Accepted

/s/ Anthony J. Bellerdine
-------------------------